UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Jackson Financial Inc.

(Exact name of registrant as specified in its charter)

Delaware	98-0486152
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Corporate Way,
Lansing, Michigan	48951
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Depositary Shares, each representing a 1/1,000th
interest in a share of Fixed-Rate Reset Noncumulative
Perpetual Preferred Stock, Series A	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form related to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-262359 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.

Jackson Financial Inc. (the “Company”) hereby incorporates by reference herein (i) the description of the Depositary Shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of Fixed-Rate Reset Noncumulative Perpetual Preferred Stock, Series A, $1.00 par value per share and liquidation preference $25,000 per share (the “Series A Preferred Stock”), to be registered hereunder, set forth under the heading “Description of the Depositary Shares” and (ii) the description of its Series A Preferred Stock set forth under the heading “Description of the Series A Preferred Stock”, respectively, in the Company’s Prospectus Supplement, dated March 6, 2023 to the Prospectus dated January 27, 2022, constituting part of the Registration Statement on Form S-3 (File No. 333-262359) of the Company, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Depositary Shares are expected to be listed on the New York Stock Exchange.

Item 2. Exhibits.

Exhibit Number	Description

3.1	Third Amended and Restated Certificate of Incorporation of Jackson Financial Inc., (incorporated by reference to Exhibit 3.1 to Jackson Financial Inc.’s Form 8-K, filed on June 10, 2022).

3.2	Amended and Restated By-laws of Jackson Financial Inc. (incorporated by reference to Exhibit 3.3 to Jackson Financial Inc.’s Form 8-K, filed on December 12, 2022).

4.1	Certificate of Designations with respect to the Series A Preferred Stock (incorporated by reference to Exhibit 3.1 to Jackson Financial Inc.’s Current Report on Form 8-K, filed on March 13, 2023).

4.2	Deposit Agreement, dated as of March 13, 2023, among the Company, Equiniti Trust Company, as depositary, and the holders from time to time of the depositary receipts described therein (incorporated by reference to Exhibit 4.1 to Jackson Financial Inc.’s Current Report on Form 8-K, filed on March 13, 2023).

4.3	Form of Depositary Receipt (incorporated by reference to Exhibit 4.2 to Jackson Financial Inc.’s Current Report on Form 8-K, filed on March 13, 2023).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

JACKSON FINANCIAL INC.

Dated: March 13, 2023	By:	/s/ Marcia Wadsten
Name: Marcia Wadsten
Title: Executive Vice President and Chief Financial Officer